Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			March 13, 2008
BUTLER NATIONAL CORPORATION ANNOUNCES THIRD QUARTER AND NINE MONTHS FINANCIAL RESULTS AND CONFERENCE CALL
Revenue increases 23% to $13.2 million Net Income increases 222% to $612,000

OLATHE, KANSAS, March 13, 2008, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the third quarter fiscal 2008 and nine months ended January 31, 2008.  In conjunction with the release, the Company has scheduled a conference call Thursday, March 13, 2008 at 3:00 PM Central Daylight Time.

What: Butler National Corporation Third Quarter Fiscal 2008 and Nine Months Financial Results Conference Call

When: Thursday, March 13, 2008 - 3:00 PM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the third quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2008.

Historical selected financial data related to all operations:
Quarter Ended January 31				Nine Months Ended January 31
(In thousands)				(In thousands)

2008		2007	2006	2008	2007	2006

Net Sales	$4,259	$3,344	$3,071	$13,200	$10,775	$12,237
Operating Income	442	28	201	1,188	624	750
Net Income	193	(119)	37	612	190	350
Total Assets	22,532	19,367	17,931	22,532	19,367	17,931
Long-term Obligations	3,841	1,646	1,779	3,841	1,646	1,779
Shareholders' Equity	11,260	10,019	9,670	11,260	10,019	9,670
Product Research and Development Invested Charged to operations	2,373 377	472 472	342 342	3,746 1,485	1,506 1,506	1,142 1,142
nr = not reported

Management Comments:

"Our sales for the fiscal quarter-ended January 31, 2008, increased 27% to $4.3 million as compared to $3.3 million for the same period in fiscal 2007.  Net income increased to $193,000 as compared to a net loss of $119,000 for the same period in fiscal 2007. We are on target to have the second strongest year in Butler's recent history in terms of both sales and net income. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" and defense products.

This fiscal year to date, we have invested approximately $3,756,000 toward new business development. Approximately $2,545,000 is invested in gaming development activities in Kansas and $1,201,000 in the development of new products. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits. We believe this will position Butler for a gaming management agreement that may be awarded by the State of Kansas in this calendar year.

Sales from Aircraft Modifications increased $544,000 (36%) from $1.5 million in the third quarter of fiscal year 2007 to $2.1 million in the current three months of fiscal 2008.  The modifications segment had an operating profit of $314,000 for the three months ending January 31, 2008 compared to operating profit of $142,000 for the three months ending January 31, 2007.

Sales from Avionics increased 89%, from $621,000 in third quarter of fiscal 2007, to $1.2 million in the current three months of fiscal 2008.  Operating profit for the three months ending January 31, 2008 was $238,000 compared to an operating loss of $84,000 for the three months ending January 31, 2007. The increase in operating profit is related to an increase in sales of TSD products. We believe this business segment will increase in future years due to the addition of new fuel systems protection devices like the TSD, GFI, and other classic aviation defense products.

Services revenue decreased from $717,000 for the three months ending January 31, 2007 to $327,000 for the three months ending January 31, 2008, a decrease of 54%. We had an operating profit of $50,339 in Monitoring Services for the three months ending January 31, 2008, compared to $151,011 for the three months ending January 31, 2007. Revenue and profits decreased to a slow down in the rate of rehabilitation of municipal lift stations. We anticipate the revenues from additional lift station rehabilitations to continue for the next few years. Revenue fluctuates due to the introduction of new products and services and the related installations of these products.

Revenues from Management Services related to gaming decreased approximately 20% for the quarter compared to the same period last year.  This decrease resulted from the extreme inclement weather in northeast Oklahoma.

As of January 31, 2008, our backlog is approximately $11.0 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We are encouraged by the opportunities that are ahead of us and our ability to capitalize on these opportunities. We are looking forward to completing one of the most successful fiscal years in company history and are excited about the possibilities that fiscal 2009 may bring," commented Clark D. Stewart, President and CEO of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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